Exhibit 99.1
TerraForm Power Operating, LLC Launches Consent Solicitation Related to Senior Notes
Bethesda, MD, August 2, 2017 (GLOBENEWSWIRE) - TerraForm Power, Inc. (Nasdaq: TERP) (the “Company”), an owner and operator of clean energy power plants, today announced that its subsidiary TerraForm Power Operating, LLC (“TerraForm Power”) has commenced the solicitation of consents (the “Consent Solicitation”) from holders of record as of 5:00 p.m., New York City time, on August 1, 2017 (the “Record Date”) of its 5.875% Senior Notes due 2023 (the “2023 Notes”) and its 6.125% Senior Notes due 2025 (the “2025 Notes” and, together with the 2023 Notes, the “Notes” and each, a “series of the Notes”) to obtain waivers (collectively, the “Proposed Waiver”) relating to certain Offer to Repurchase Covenants (as defined below) under the indenture dated as of January 28, 2015 (as supplemented, the “January 2015 Indenture”) with respect to the 2023 Notes, and the indenture dated as of July 17, 2015 (as supplemented, the “July 2015 Indenture” and, together with the January 2015 Indenture, the “Indentures”) with respect to the 2025 Notes, in each case among TerraForm Power, as issuer, the Guarantors party thereto and U.S. Bank National Association as trustee (the “Trustee”), and to effectuate certain amendments to the Indentures (the “Proposed Amendments” and, together with the Proposed Waiver, the “Proposed Waiver and Amendments”).
The Proposed Waiver would waive compliance with the covenants set forth in Section 4.15 of the January 2015 Indenture and Section 4.09 of the July 2015 Indenture (such covenants being referred to herein as the “Offer to Repurchase Covenants”) with respect to any Change of Control (as defined in the Indentures) that may occur as a result of the transactions (collectively, the “Brookfield Sponsorship Transaction”) contemplated by the Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017, by and among the Company, Orion US Holdings 1 L.P. and BRE TERP Holdings Inc., as may be amended, supplemented or modified from time to time (the “Merger Agreement”), and the Ancillary Agreements (as defined in the Merger Agreement). Simultaneously with the solicitation of the Proposed Waiver, TerraForm Power is also soliciting consents to effect, on the closing date of the Brookfield Sponsorship Transaction, certain Proposed Amendments conditioned upon the occurrence of the Effective Time (in each case as used herein, as defined in the Merger Agreement). The Proposed Amendments would amend the definition of “Permitted Holder” under the Indentures (which is, in turn, referred to in the definition of “Change of Control” under the Indentures) to replace the references to “the Sponsor” therein with “Brookfield Asset Management Inc. (or its successors and assigns).”
The Consent Solicitation will expire at 5:00 p.m., New York City time, on August 10, 2017, unless extended or earlier terminated by TerraForm Power in its sole discretion (the “Consent Date”).
The Proposed Waiver will become effective with respect to a series of the Notes immediately following receipt by TerraForm Power of valid and unrevoked consents from Holders representing a majority of the outstanding aggregate principal amount of such series of the Notes (the “Requisite Consents”) (which may occur prior to the Consent Date if the Requisite Consents are received before then), the satisfaction or waiver by TerraForm Power of the respective conditions set forth in the Consent Solicitation Statement and payment by TerraForm Power of the Consent Fee (as defined below) in respect of the Requisite Consents.
The Company is offering each Consenting Holder of the respective series of the Notes aggregate fees of $2.50 per $1,000 principal amount of such series of the Notes held by such holder as to which TerraForm Power receives and accepts consents consisting of the Consent Fee and the Success Fee (in each case, as defined below).
If the Tabulation Agent has received on or prior to the Consent Date the Requisite Consents with respect to a series of the Notes and if the conditions specified in the Consent Solicitation Statement are satisfied or waived by TerraForm Power, upon TerraForm Power’s acceptance of such Requisite Consents, TerraForm Power will pay, or cause to be paid, to each holder of such series of the Notes who has delivered (and not revoked) a valid and duly executed consent on or prior to the Consent Date (with respect to such series of the Notes, a “Consenting Holder”) $1.25 for each $1,000 principal amount of such series of the Notes for which such Holder delivered its consent (the “Consent Fee”).
If the Tabulation Agent has received on or prior to the Consent Date the Requisite Consents with respect to a series of the Notes and if the conditions specified in this Consent Solicitation Statement are satisfied (or waived by TerraForm

Power), upon the occurrence of the Effective Time, TerraForm Power will pay, or cause to be paid, to each Consenting Holder of such series of the Notes $1.25 per $1,000 principal amount of such series of the Notes held by such Holder (the “Success Fee”) as to which TerraForm Power received and accepted consents. TerraForm Power’s obligation to effect the Proposed Amendments and pay the Success Fee with respect to each series of the Notes is conditioned on the occurrence of the Effective Time.
Copies of the Consent Solicitation Statement and the Letter of Consent may be obtained by holders of the Notes from the Tabulation Agent for the Consent Solicitation, Global Bondholder Services Corporation, at (866) 794-2200.
RBC Capital Markets, LLC is the Solicitation Agent for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to RBC Capital Markets, LLC at (212) 618-7822 or (877) 381-2099.
None of TerraForm Power, the Tabulation Agent, the Solicitation Agent, the Trustee or any of their respective affiliates makes any recommendation as to whether holders of the Notes should deliver their consent to the Proposed Waiver and Amendments pursuant to the Consent Solicitation, and no one has been authorized by any of them to make such a recommendation. Each holder of the Notes must make its own decision as to whether to give its consent.
THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS IN ANY JURISDICTION.
THE CONSENT SOLICITATION IS BEING MADE ONLY PURSUANT TO THE CONSENT SOLICITATION STATEMENT (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND THE LETTER OF CONSENT THAT THE TABULATION AGENT WILL DISTRIBUTE TO HOLDERS OF THE NOTES. HOLDERS OF THE NOTES SHOULD CAREFULLY READ THE CONSENT SOLICITATION STATEMENT (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND THE LETTER OF CONSENT PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE CONSENT SOLICITATION, BECAUSE SUCH DOCUMENTS CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE CONSENT SOLICITATION.
About TerraForm Power
TerraForm Power is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit: www.terraformpower.com.
Contacts:
Investors:
Brett Prior
TerraForm Power
investors@terraform.com

Media:
Meaghan Repko / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449